Exhibit 99.1

Plug Reports Largest Quarterly Revenue in Company’s History of $260.2M, up 72% YoY

Reaffirms revenue guidance of $1.2B - $1.4B for 2023. Record revenue reflects increasing traction with vertically integrated business model, strong growth in material handling, and contributions from new product lines.

Margins improved sequentially, reflecting substantial gain when adjusting for multiple items associated with scaling up all the new offerings. Manufacturing scale, green hydrogen build out, and vertically integrated business model sets up an inflection point in both revenue and path to profitability.

●	Record revenue in Q2 demonstrates the strength of Plug’s vertical integration strategy: Expansion with pedestal customers in material handling and significant growth in cryogenics and liquefaction helped drive revenue growth in the quarter. Electrolyzer revenue in the second half of 2023 is projected to increase substantially. This, coupled with strong revenue outlook in cryogenic business and our application business including material handling, positions Plug to achieve its revenue targets for the year.

●	Margins poised for substantial ramp as Plug continues to scale multiple new offerings: Reported GAAP gross loss of (30%), improved sequentially. This includes approximately $45M of costs primarily associated with multiple scale up related activities incurred in the quarter. The range of new offerings being launched in the quarter and the pace of scale up for sales and manufacturing of these new offerings for Plug is unprecedented in its history. Considering these costs, we believe the quarter demonstrates the strong margin growth Plug is positioned for as we continue to grow these new endeavors. Some of these costs were associated with several necessary investments which have positioned us for future growth and improved profitability, including electrolyzer production optimization, scaling the new Vista facility, and launching new application products. Additional costs were incurred including higher fuel cost due to unplanned hydrogen plant maintenance and elevated hydrogen pricing on the West Coast.

●	Plug’s Georgia green hydrogen plant reaching major milestone: We are continuing to optimize and ramp-up the plant. Final commissioning activities are underway to reach 17.5 tons per day (TPD) of production on site during Q3 2023. As Georgia produces at its full capacity, this is expected to cut our fuel margin loss by as much as half from Q2 to Q4 2023.

●	Electrolyzer business outlook remains robust for both product and project business: As previously highlighted, we recently closed a large electrolyzer deal with a major integrated energy operator in Europe and are at final stages of closing multiple other large opportunities. We are tracking over 7.5 GW of electrolyzer sales opportunities with final investment decisions (FID) expected in the next 12-18 months.

●	Liquefier and cryogenics business delivers significant growth in the quarter: Sales from Plug’s cryogenics and liquefier business totaled $69.7M in Q2 2023 compared to $18.2M in Q2 2022. Backlog, bookings outlook, and capacity ramp we believe positions this business to deliver meaningful revenue and margin in 2H 2023. Plug’s liquefier and cryogenic business is pursuing over $1.5B of bookings opportunities in the medium term.

●	Material handling business signs a new pedestal customer in North America, now totaling 11 globally: 17 material handling sites were added in Q2 representing a 70% increase year over year (YoY). On track for 80+ new sites in 2023, which would represent an almost 100% increase in site growth year over year.

●	First large-scale stationary unit deployed. Orders across multiple end markets opening a $1T+ addressable market: Plug is seeing meaningful demand for EV charging, prime power, and data center backup for this product from Microsoft, Energy Vault, and our pedestal customers.

●	Gigafactory exceeds annual nameplate capacity for electrolyzer, producing over 100 MW of electrolyzers in May: The company plans to organically expand its PEM stack manufacturing capacity in Rochester well beyond 2.5 GW per year, to as much as 3x the initial nameplate capacity. Vista Fuel Cell Manufacturing Facility now produces all GenDrive units and has commissioned the high-power stationary and mobility ProGen manufacturing lines.

●	Exploring multiple financing options to support anticipated growth: Plug is evaluating several financing options with counterparties, including but not limited to, the DOE Loan Program, strategic project investment partners, and corporate debt facilities.

2023 Key Initiatives

Plug's strategic investments in manufacturing and hydrogen production are set to yield significant contributions to our operational and financial performance. The second quarter marked a milestone for the company, with record revenue that underscored the escalating demand across our diversified product platform. This included continued partnership and growth with existing customers such as Amazon, Home Depot, and Walmart, while developing new opportunities, such as our stationary power partnership with Energy Vault. Plug also delivered increased cryogenics and liquefaction revenue with customers such as TC Energy, Fortescue, Pilot Flying J, large industrial gas companies, and electrolyzer orders from ReNu Energy Limited, Ardagh Glass Limmared AB, APEX Group and major oil and gas companies.

The second quarter has demonstrated the substantial momentum gained through Plug's vertical integration strategy, which focuses on delivering turnkey green hydrogen solutions. While we have scaled our platform, we have faced and overcome customary challenges as an industry first mover, including adjustments in hydrogen plant schedules and scale up related cost pressures. Plug has had immense learnings from these transitory challenges, and as a result Plug today is better positioned to achieve our 2023 revenue objectives and long-term strategic targets.

Plug’s global green hydrogen network is accelerating the adoption of our fuel cell applications, and the expansion of the overall hydrogen economy. Our energy business has established Plug as a one stop shop for green hydrogen solutions, including electrolyzers, engineering services, liquefiers, and cryogenic storage and transportation. This strategic enterprise approach transforms potentially every dollar of electrolyzer sales into over two dollars of portfolio opportunity including liquefaction and cryo equipment (tanks, trailers, etc.). We expect that these factors will drive opportunities across our entire value chain as hydrogen adoption accelerates, bolstered by unprecedented regulatory tailwinds and commitments to decarbonize. In addition, our comprehensive and turnkey green hydrogen solution offering helps propel the growth of our applications business by driving total cost of ownership down for end-use customers while increasing demand for both our applications and energy business creating a classic flywheel effect.

Clear Focus on Path to Profitability

With a one-of-a-kind platform in place and significant learnings and synergies created over the past 12 months, Plug is laser focused on executing on the scale up of our business to drive cost-downs and grow margins towards our corporate targets in the near term. With being a first mover, there are first mover disadvantages that must be encountered and managed; this especially holds true when launching multiple new products and developing markets. More importantly, the Company has clear short-term goals to improve profitability in the second half of 2023 and position additional cost down initiatives through 2024 as we significantly ramp sales volumes.

●	Hydrogen/Fuel Delivered: Plug’s expects its green hydrogen network to produce hydrogen at a cost that is one-third of our third-party purchases. This should drive an inflection in margin as we go from sourcing hydrogen from industrial gas companies for over $10/kg to sourcing internally. As production from our Georgia plant is utilized in the 2H 23, and we recommission the hydrogen plant currently under unplanned maintenance, we should see notable improvement in fuel margin beginning in the second half of the year. As we have previously highlighted, once we have Georgia, Tennessee, Louisiana, and Texas operating at full capacity, we expect our fuel business to turn positive even while continuing to buy hydrogen from industrial gas companies under existing contracts. The NY plant, scheduled to commission in the middle to later part of 2024, will be another significant capacity and contribution inflection point.
●	Electrolyzer: With scale from our Gigafactory and fabrication network, we expect to see per unit costs dropping significantly in the balance of 2023. With start-up costs and other early learning items subsiding, we expect to see electrolyzer sales contributing meaningfully to the top and bottom line in the second half of 2023 and onward.
●	Cryogenics: Cryogenic equipment and liquefiers accounted for almost 27% of Q2 revenue. Notably, liquefier sales had gross margins that were in line with company targets, while cryogenic product margins have routinely achieved ~20% but were impacted in the quarter with new product investments for stationary tanks, mobile refuelers, and large liquid hydrogen trailers. Investments to increase scale and efficiencies at our Houston manufacturing sites coupled with increased sales driving leverage should further expand margins in 2H 23 for these product lines, approaching or in line with the corporate gross margin targets exiting 2023.
●	Material Handling: Equipment and infrastructure continue to be strong margin contributors. Increased volume and operational leverage in the 2H 23 coupled with Inflation Reduction Act (IRA) benefits for fuel cell production and deployment should drive further margin enhancement. The Company expects to significantly ramp production of all products in Vista over the course of 2H 23 which drives even broader leverage. In addition, Plug is targeting a 30% per unit service cost decrease by 2024, as well as lowering PPA costs by over 60% by 2026 through lower service costs and better lease terms, which should create positive gross margins in the medium term. Increased focus on reliability investments should drive sequential benefits (increased uptime, lower part costs, etc.) as we move through 2H 23 and beyond.
●	Stationary: Plug expects stationary units to achieve positive gross margins once they are being manufactured at full capacity at our Vista facility in 2024. These units should also bring significant hydrogen demand in the future, in some cases over 1 ton per day, creating a profitable offtake stream for our plant network. In the near term the Company is focused on product and manufacturing optimization to drive cost downs in the 2H 23.
●	Average Selling Price Management: Based on the market validation Plug has received for its value proposition across proven solutions, the Company recalibrated prices on select offerings. This strategic move, being implemented over the balance of 2023, is aimed at improving the margin profile and positioning the Company to capture additional value as it continues to validate the diverse benefits valued by customers.

Green Hydrogen Generation Network and Plant Updates

Plug is making significant strides towards achieving our target of 500 TPD by the close of 2025. Currently, we have four green hydrogen plants at various stages of construction, and a fifth plant is in the final evaluation phase. Leveraging insights gained from our experience in Georgia, we have refined our construction plans and plant design to optimize both capital expenditure and post-commissioning operations. Despite minor adjustments in production timelines of approximately 6 months across the Plug network development, our learnings from this process strengthens our long-term positioning as the global leader in green hydrogen production. We believe Plug’s green hydrogen generation network stands to drive substantial margin expansion for Plug, as well as expedite the energy transition.

In the face of extraordinary global regulatory tailwinds, Plug’s green hydrogen projects servicing industrial users through a 'build, own, and operate' framework have garnered notable traction. The project framework is carefully designed to tap into non-recourse debt and project financing, are strategically situated in close proximity to areas with sustained long-term demand and structured for firm offtake agreements from investment grade buyers. This should allow Plug to transition from funding projects from our balance sheet to assuming only 20% of the capex, thereby creating a 5 times multiplier on the capital we can allocate to expand our green hydrogen network.

US Green Hydrogen Network

Georgia: We continue to optimize and ramp-up the plant. Final commissioning activities are underway to reach 17.5 tons per day (TPD) of production on site in Q3 2023. We continue final stages of testing to make sure all components from electrical infrastructure, to electrolyzers, to liquefaction are operating at the most stringent specifications for system efficiency, purity, and safety. With commissioning activities in the final stages, we expect the plant to reach its 15 TPD liquid capacity in Q3 2023, and we look forward to showcasing the plant's progress later this month. The Georgia facility will serve as a dynamic platform that will pave the way for future green hydrogen plants, enabling us to replicate and enhance our success with forthcoming plants on a larger scale. Finally, Plug has initiated the expansion of production capability of the Georgia plant from 15 TPD to 30 TPD. We are currently producing 2.5 TPD of gaseous hydrogen and delivering to customers.

Olin JV – Louisiana: This site broke ground in Q1 2023 and continues to make solid progress with Plug and Olin collaborating on engineering, procurement, and construction activities at the facility. Key construction and commissioning activities will continue to take place for the remainder of 2023. We are looking to produce in Q1 2024.

Texas: Based on all of the learnings to date, we have executed a lump sum turnkey EPC contract with Kiewit for our 45 TPD green hydrogen plant. We are pleased to be working with a global EPC firm, such as Kiewit, and believe that our ability to get this lump sum turnkey contract is a testament to our product offering, know-how in the industry, and strong collaboration with our EPC partner Kiewit. This sets the stage for one of the major key considerations from a financing standpoint of having secured a lump-sum EPC contract. Plug and Kiewit spent the first half of 2023 finalizing this contract, which puts our target liquid production in the second half of 2024.

Alabama, New York: Collaborating with NYPA and National Grid, efforts to energize the substation are underway, aligning with our objective to achieve liquid production in the second half of 2024. Timing of substation energization will largely dictate timing of liquid production. Progress in New York continues as we work towards commissioning 74TPD of capacity in the first half of 2024. In the meantime, we have completed work related to on-site storage, all the major long lead time items have been procured, and working with EPC management company and owner's engineer, we have been able to meaningfully optimize CAPEX per ton.

Other Projects: Plug is actively evaluating several sites for potential new or expanded production capabilities, with a focus on achieving up to 45 TPD of liquid hydrogen output.

European Green Hydrogen Network

Finland: Plug plans for three green hydrogen plants to leverage the region's abundant renewable energy sources. The plants aim for a total capacity of 850 TPD, with FID by 2026.

●	Kokkola - liquid green hydrogen and green ammonia for local use and export
●	Kristinestad - green hydrogen for green steel production
●	Porvoo - hydrogen for mobility and pipeline export to European demand centers

Port of Antwerp: Progress continues on the design of the 35 TPD green hydrogen plant at the Port of Antwerp, with overwhelming interest surpassing the plant's capacity by over tenfold. Groundbreaking is scheduled for 2024, and initial hydrogen production is slated for 2025.

Acciona JV: Plug's collaboration with ACCIONA in Spain and Portugal is actively advancing, encompassing three projects. The first 15 TPD green hydrogen plant in Spain, a pivotal element of this collaboration, is on track for commissioning in the latter half of 2024.

Other Projects: Plug is evaluating potential project sites, specifically targeting locales with cost-effective renewable electricity to facilitate the production of economic green hydrogen, which can then be transported to demand hubs across the broader EU landscape, bolstering decarbonization efforts and Plug’s business objectives.

Electrolyzer pipeline continues to grow, as green hydrogen project FIDs accelerate globally

We are actively cultivating sales prospects for 7.5 GW of near-term projects, all poised to attain FID within the upcoming 12-18 months. This forward momentum translates to a sales potential surpassing $7.5 billion, spanning across key regions such as the United States, Europe, the Middle East, and the Asia-Pacific.

As these projects enter advanced stages of negotiation, there is potential for near-term bookings of over 1 GW. In tandem, our existing backlog exceeds 2 GW, encompassing both large-scale projects and agile 1-5 MW containerized solutions. This fortified position is a testament to our strategic growth trajectory and underscores our commitment to pioneering solutions in the electrolyzer landscape.

Our joint venture with SK E&S, called SK Plug Hyverse, has been the first provider to certify a megawatt scale PEM electrolyzer stack to Korean standards and is in the process of completing Korean certification of our 1 MW electrolyzer containerized system designs. First deployment of KGS certified systems in the Korean market is planned for Q3 2023.

Plug's containerized electrolyzer solution success spans across various industries and customers. Orders since our last earnings call include:

●	5 MW system for Avina, targeting the commercial mobility sector in southern California
●	5 MW system for Ardagh Glass Limmared AB in Sweden to decarbonize glass manufacturing
●	5 MW system for Hydro Havarand to decarbonize heavy industry in Norway
●	5MW system for ArcelorMittal for green steel production
●	5MW system for SK Plug Hyverse’s Jeju Island project in Korea
●	Two 5 MW systems for ReNu Energy to decarbonize road transport and natural gas sectors
●	10 MW electrolyzer system for HOPE project, showcasing the commercial viability of renewable offshore hydrogen production
●	100 MW electrolyzer order for the largest announced project in the oil and gas sector in Europe

Expertise derived from our Georgia plant, coupled with ongoing endeavors at other green hydrogen sites and the substantial growth of our manufacturing scale, imparts a distinctive and unparalleled competitive advantage. This resonates as we engage collaboratively with clients across a spectrum of end markets. Case in point being Plug's 100 MW electrolyzer order from a European integrated energy operator to replace gray hydrogen in the refining industry.

Plug expects a significant increase in revenue for our electrolyzer business during the latter half of 2023. This growth will be driven by a blend of 1-5 MW containerized solutions, strategic stack sales, as well as large-scale projects, primarily in the US and Europe.

Cryogenics and Liquefier Business Delivers Strong Revenue Growth and Further Product Diversification

Cryogenics solutions and liquefier sales contributed $69.7 million to Q2 revenue, showcasing the tangible impact of our strategic vertical integration. Our ability to internally procure cryogenic equipment, including Plug's proprietary liquid trailers and liquefiers, for integration into our expanding green hydrogen infrastructure, has not only bolstered operational efficiency but also translated into significant cost efficiencies as we expand our network.

We believe this platform also provides the opportunity for enterprise sales. A customer looking to build a 30 TPD green hydrogen plant can buy 80 MW of electrolyzer, 30 TPD liquefier, and up to 14 hydrogen trailers, and multiple on-site storage solutions from Plug. Currently, our cryogenic equipment funnel sits at over $1B in total sales opportunity with $110M in total backlog into year-end. Additionally, the liquefier sales pipeline includes over 10 projects, with potential sales of ~$725M.

ProGen Engine Platform in Mobility Applications

Plug’s ProGen fuel cell engine platform is driving mobility applications for light commercial vehicle applications in our joint venture with Renault, HYVIA. Homologated vehicles are commercially available and beginning to appear on the road in Europe. “Kilometres Entreprise” magazine, the leading reference in the field of vehicle fleets in France, has awarded the prize for Heavy Commercial Vehicle of the Year 2023 to the Hyvia FCEV Master Van.

SK Plug Hyverse has integrated the ProGen 125 engine into a leading electric bus platform for the Korean market. Commissioning of the first units is underway with commercial deployment of homologated units planned for 2024. Plug, SK E&S, and SK Plug Hyverse are utilizing a total ecosystem approach. SK Plug Hyverse is building a network of more than 25 commercial fleet vehicle liquid hydrogen refueling stations across Korea with the first stations planned to be online in Q1 2024. SK E&S provides liquid hydrogen, SK Plug Hyverse builds/owns/operates the stations, and Plug provides cryogenic liquid hydrogen storage tanks, liquid hydrogen delivery trailers, and ProGen engine technology.

Plug’s Fuel Cell Stationary Application Sees Demand Across Various End Markets

Plug has been actively developing its large-scale stationary products, with backup power, green EV charging, and prime and peak power applications representing significant addressable markets. We have now deployed our first large-scale, megawatt stationary power systems into commercial operations.

We see significant demand for our green hydrogen for stationary applications that solve issues stemming from insufficient or unreliable grid power, including for EV fleet charging. Plug’s standard 18,000-gallon liquid hydrogen tank combined with its new megawatt-scale proton exchange membrane (PEM) fuel cell solution can provide over 60 megawatt hours (MWh) of energy – enough to charge more than 600 EVs. Plug can commission this solution in just months, while waiting for grid capacity expansion often takes years. For Plug, we believe this creates immediate sales opportunities, as well as a continuous revenue stream for our green hydrogen business. Many of these applications could use in excess of 1 ton of green hydrogen per day.

We see our largest market opportunity in utility-scale grid support, and we are expanding our business with utilities interested in this solution. Through our joint venture with SK E&S, called SK Plug Hyverse, we plan to deploy 200 MW or more per year of stationary products in South Korea for this purpose commencing in 2025. In Q2 Plug announced that it will deliver 8 MW of fuel cell power to Energy Vault's PG&E community microgrid project. This project will provide Calistoga with dispatchable carbon-free energy during outages and Public Safety Power Shut Off (PSPS) events. This joint effort will address the rapidly growing multi day and microgrid energy storage segment with a serviceable addressable market over five years we think is greater than 100 GWh or $10B+ of sales opportunities.

Material Handling Expansion Continues, Signing New Pedestal Customer and Diversifying Footprint

Pedestal customers are continuing to grow their business in the US and Europe, with plans for more than 80 new sites in 2023, with 31 new sites installed in the first half of 2023. Additionally, Plug has landed a new pedestal account in North America, bringing us to 11 total pedestal customers in the US and Europe. Plug’s remains focused on improving service and PPA margins for material handling and is executing internal initiatives to drive costs down as we scale our business.

Plug continues conversations with non-pedestal customers about expanding their footprint with Plug’s fuel cell technology. Furthermore, Plug has expanded its GenKey offering to enable fuel cell adoption for warehouses that operate fewer than 100 electric forklifts. This move has grown the material handling total addressable market by 1 million forklifts through the deployment of the Company’s new mid-market solution. Customers for this new modular application see the benefits of receiving green hydrogen from Plug’s national network, and freedom from grid constraints, to increase efficiency in their operations. Plug will install the first units in mid-sized warehouses in 2023.

World-Class Global Manufacturing Facilities Reaching Critical Mass

Plug is actively expanding our manufacturing and supply chain capabilities to support anticipated growth and drive down costs. Our industry-leading facilities allow us to achieve economies of scale, resulting in lower per unit costs as we execute on our key initiatives, and prepare for significant growth opportunities.

The Innovation Center and Gigafactory in Rochester, NY reached its initial nameplate capacity of 100 MW of electrolyzer per month in May. The factory design allows for continued expansion and automation, which will enable Plug to drive down costs and increase throughput over time with additional equipment. The Company plans to organically expand its PEM stack manufacturing capacity in Rochester well beyond 2.5 GW per year, to as much as 3x the initial nameplate capacity.

Additionally, we are nearing completion on the balance of the manufacturing lines at our Vista Fuel Cell Manufacturing Facility in Slingerlands, NY. We began manufacturing GenDrive units at Vista in Q4 2022 and have just finished the manufacturing line for our stationary product. Our path forward includes implementing advanced automation that will allow for increased scale and efficiency in assembling our fuel cell product line. The Vista facility spans 420,000 square feet, with the ability to expand to 800,000 square feet to meet the growing demand for our fuel cell products. This expansion opportunity in Plug’s fuel cell manufacturing for material handling could provide a four-fold increase YoY in manufacturing capacity.

Summary of Second Quarter Financials

Revenue was $260.2M in the quarter, compared to $151.3M for the second quarter of 2022, up 72% YoY. Overall, the Company gross loss was 30% for Q2 2023. The equipment line item now consists of a blended margin from established fuel cell applications in the material handling sector and our rapidly expanding new product lines such as electrolyzers, on-road mobility solutions, stationary power units, cryogenic equipment, and liquefiers. As previously mentioned, certain factors within the fuel and equipment line items, primarily related to the expansion of manufacturing and the introduction of numerous new offerings, led to only a modest sequential increase in corporate gross margins during Q2. However, getting through these learnings positions us for margin enhancement as we continue to scale our operations. This outlook provides us with a clear path towards achieving enhanced margins in the near term.

Capital and Financing Strategy

Plug is evaluating multiple sources of capital, as it continues to build out a global green hydrogen generation network. Currently, Plug is completing the second stage of due diligence with the DOE Loan Program Office. Concurrently, we are evaluating a range of corporate debt facilities from major banks and alternative infrastructure project funding, and ITC project financing solutions. Plug continues to receive interest from corporates and infrastructure funds to partner in our next generation of hydrogen plant development. Financing decisions around these opportunities will likely be made in the second half of this year. Plug has a strong balance sheet and a profitable green hydrogen project pipeline which collectively creates a strong liquidity position, giving the Company a significant runway to continue our plant buildout and scale our business. Longer term capital needs are likely to be covered with operating cash flow and traditional project financing as the Company and the green hydrogen industry grow exponentially into the second half of the decade.

Plug Publishes 2022 ESG Report with Significant Improvements in Key Disclosures

For its 2022 ESG Report, Plug developed a GHG Inventory in line with GHG Protocol and set a baseline for 2022 scope 1 and 2 emissions. In addition to developing a GHG Inventory, Plug has also started collecting water usage data. Also, a materiality assessment was conducted and reported in alignment with the standards for the Fuel Cells and Industrial Batteries industry, Task Force on Climate-Related Financial Disclosures (TCFD), and GHG Protocol. Plug published internal and external governance policies, including our first ever DEI policy and Conflict Minerals Policy.

Our commitment to sustainability goes hand in hand with our Company’s mission to displace diesel and other fossil fuels with the accelerated use of green hydrogen as we transition to a global net-zero economy. By disrupting the fossil fuel industry with hydrogen fuel cells, we are contributing to a more sustainable and resilient energy system that benefits both economic and national security goals.

View our 2022 ESG Report directly at
https://s29.q4cdn.com/600973483/files/doc_downloads/esg/2023/plug_ir_esgreport2022-rv12_f.pdf.

Delivering on 2023 Roadmap and Margin Expansion Remains Key Corporate Focus

Plug remains focused on building a global green hydrogen ecosystem and delivering on its growth objectives, margin expansion and path to profitability. We look forward to updating you all on our next call.

Conference Call Information
A conference call will be held on August 9, 2023.

Join the call:

●	Date: August 9, 2023
●	Time: 4:00 pm ET
●	Toll-free: 877-407-9221 or +1 201-689-8597
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1625258&tp_key=61c1fe5656

The webcast can also be accessed directly from the Plug homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug

Plug is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals. Plug created the first commercially viable market for hydrogen fuel cell (HFC) technology. As a result, the Company has deployed more than 60,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Source: Plug Power, Inc.

Cautionary Note on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("Plug"), including but not limited to statements about Plug’s forecasted revenue, margin expansion, and cash runway; the expectation that Plug is positioned to achieve its 2023 revenue objectives and long-term strategic targets; the belief that hydrogen adoption will continue to accelerate; the expectation that Plug’s global green hydrogen network will accelerate the adoption of its fuel cell applications and the expectation that Plug’s vertical integration strategy will drive opportunities across the value chain; the expectation that Plug’s electrolyzer, liquefier, cryogenic and application business will deliver strong growth in the second half of 2023 and Plug’s belief with respect to potential bookings opportunities in the near term; the ability of Plug to achieve economies of scale and the expectation that Plug is positioned for further growth and improved profitability; the expectation that Plug will be able to grow and scale its business while successfully driving down the total costs and significantly ramping up sales volumes; the expected benefits of the Inflation Reduction Act on Plug’s business; the achievement of expected outputs at Plug’s newly commissioned Georgia plant and the expectation that it will cut Plug’s fuel margin loss; the expectation that Plug’s per unit costs of electrolyzers will decrease and Plug’s beliefs with respect to its sales opportunities and the timing of FID; the expectation regarding the number of material handling sites and pedestal customers Plug expects to add in 2023; the ability to organically expand Plug’s PEM stack manufacturing capacity in Rochester; the expectation that Plug’s strategic investments in manufacturing and hydrogen production will yield significant contributions to its operational and financial performance; the ability to produce hydrogen at a cost that will drive fuel margin improvement and the timing of such improvement; the expectation that Plug’s fuel business will turn positive once its Georgia, Tennessee, Louisiana and Texas plants are operating at full capacity; the expected production at Plug’s Vista facility and the ability to lower service costs and better lease terms in its material handling business; the expectation that stationary units will achieve positive gross margins once they are being manufactured at full capacity at its Vista facility in 2024; the ability to complete Plug’s green hydrogen plants on the anticipated timing and achieve its target production dates, if applicable; the anticipated project opportunities in the United States, Europe and Asia-Pacific; Plug’s ability to achieve its goals of expansion in such markets, including hydrogen output targets, expected product sales, market growth, and decarbonization efforts; the expected timing of the first deployment of KGS certified systems in the Korean market; the expected continued demand for electric vehicles and other Plug products; the expected timing for deployment of its stationary power solutions; the ability to continue to expand manufacturing capabilities and improve supply chain issues; Plug’s ability to generate additional projects to support its green hydrogen output goals; the expected sales funnel and total addressable markets for its products and Plug’s ability to realize its total backlog; the expectation that Plug will successfully achieve its green hydrogen generation targets and specific tons-per-day targets for 2023, 2024, and 2025; the expectation that Plug will be able to transition from funding projects from its balance sheet to assuming only 20% of the capex; and the ability of Plug to obtain financing or financing on acceptable terms.

You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements, including that we continue to incur losses and might never achieve or maintain profitability, that we will need to raise additional capital to fund our operations and such capital may not be available to us, global economic uncertainty, including inflationary pressures, fluctuating interest rates, bank failure, and supply chain disruptions, and that our lack of extensive experience in manufacturing and marketing of certain of our products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2022, Plug’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 as well as any subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Investor Contact
Roberto Friedlander
investors@plugpower.com

Plug Media Contact
Kristin Monroe
Allison+Partners
PlugPR@allisonpr.com

Plug Power Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$579,418	$690,630
Restricted cash	173,449	158,958
Available-for-sale securities, at fair value (amortized cost of $452,814 and allowance for credit losses of $0 at June 30, 2023 and amortized cost of $1,355,614 and allowance for credit losses of $0 at December 31, 2022	437,651	1,332,943
Equity securities	67,753	134,836
Accounts receivable	216,645	129,450
Inventory, net	904,288	645,636
Contract assets	98,502	62,456
Prepaid expenses and other current assets	139,537	150,389
Total current assets	2,617,243	3,305,298

Restricted cash	800,458	699,756
Property, plant, and equipment, net	1,061,810	719,793
Right of use assets related to finance leases, net	56,336	53,742
Right of use assets related to operating leases, net	396,448	360,287
Equipment related to power purchase agreements and fuel delivered to customers, net	104,026	89,293
Contract assets	26,083	41,831
Goodwill	249,965	248,607
Intangible assets, net	199,083	207,725
Investments in non-consolidated entities and non-marketable equity securities	63,457	31,250
Other assets	8,368	6,694
Total assets	$5,583,277	$5,764,276

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$220,470	$191,895
Accrued expenses	166,315	156,430
Deferred revenue and other contract liabilities	165,114	131,813
Operating lease liabilities	57,953	48,861
Finance lease liabilities	8,901	8,149
Finance obligations	75,321	58,925
Current portion of long-term debt	513	5,142
Contingent consideration, loss accrual for service contracts, and other current liabilities	133,231	34,060
Total current liabilities	827,818	635,275

Deferred revenue and other contract liabilities	86,622	98,085
Operating lease liabilities	290,281	271,504
Finance lease liabilities	37,804	37,988
Finance obligations	301,488	270,315
Convertible senior notes, net	194,584	193,919
Long-term debt	3,677	3,925
Contingent consideration, loss accrual for service contracts, and other liabilities	101,918	193,051
Total liabilities	1,844,192	1,704,062

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 620,087,507 at June 30, 2023 and 608,421,785 at December 31, 2022	6,201	6,084
Additional paid-in capital	7,409,733	7,297,306
Accumulated other comprehensive loss	(13,764)	(26,004)
Accumulated deficit	(3,563,870)	(3,120,911)
Less common stock in treasury: 18,285,263 at June 30, 2023 and 18,076,127 at December 31, 2022	(99,215)	(96,261)
Total stockholders’ equity	3,739,085	4,060,214
Total liabilities and stockholders’ equity	$5,583,277	$5,764,276

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenue:
Sales of equipment, related infrastructure and other	$216,286	$116,233	$398,380	$225,080
Services performed on fuel cell systems and related infrastructure	8,701	8,822	17,798	17,062
Power purchase agreements	16,130	11,169	24,067	21,206
Fuel delivered to customers and related equipment	17,878	14,472	28,020	27,900
Other	1,187	571	2,203	822
Net revenue	260,182	151,267	470,468	292,070

Cost of revenue:
Sales of equipment, related infrastructure and other	187,408	94,153	345,728	182,981
Services performed on fuel cell systems and related infrastructure	23,449	11,612	35,670	25,487
Provision for loss contracts related to service	7,331	1,068	14,220	3,116
Power purchase agreements	53,976	34,892	100,792	66,645
Fuel delivered to customers and related equipment	64,450	41,607	118,951	80,879
Other	1,711	400	2,646	777
Total cost of revenue	338,325	183,732	618,007	359,885

Gross loss	(78,143)	(32,465)	(147,539)	(67,815)

Operating expenses:
Research and development	29,251	23,557	55,786	44,018
Selling, general and administrative	101,154	95,953	205,170	176,842
Impairment	9,986	—	11,069	—
Change in fair value of contingent consideration	15,308	(5,066)	24,077	(2,605)
Total operating expenses	155,699	114,444	296,102	218,255

Operating loss	(233,842)	(146,909)	(443,641)	(286,070)

Interest income	16,391	3,838	34,023	5,892
Interest expense	(11,265)	(11,203)	(21,915)	(19,851)
Other expense, net	(5,082)	(2,456)	(9,853)	(3,765)
Realized gain/(loss) on investments, net	264	(468)	263	(1,315)
Change in fair value of equity securities	3,842	(13,484)	8,917	(18,643)
Loss on equity method investments	(7,623)	(2,191)	(12,940)	(6,024)

Loss before income taxes	$(237,315)	$(172,873)	$(445,146)	$(329,776)

Income tax (benefit) expense	(917)	423	(2,187)	9

Net loss	$(236,398)	$(173,296)	$(442,959)	$(329,785)

Net loss per share:
Basic and diluted	$(0.40)	$(0.30)	$(0.75)	$(0.57)

Weighted average number of common stock outstanding	598,053,390	578,043,278	593,653,720	578,217,636

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net loss	$(442,959)	$(329,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	21,266	11,204
Amortization of intangible assets	9,755	10,374
Lower of cost or market inventory adjustment and provision for excess and obsolete inventory	11,760
Payments of contingent consideration	(2,895)
Stock-based compensation	83,220	88,245
Provision for losses on accounts receivable	896
Amortization of debt issuance costs and discount on convertible senior notes	1,195	1,336
Provision for common stock warrants	14,302	3,942
Deferred income tax (benefit)/expense	1,512	(916)
Impairment	11,069	-
Loss/(benefit) on service contracts	856	(18,131)
Fair value adjustment to contingent consideration	24,077	(2,605)
Net realized loss on investments	(263)	1,315
(Accretion)/amortization of premium on available-for-sale securities	(5,949)	4,560
Lease origination costs	(5,567)	(3,150)
Loss on disposal of assets	-	268
Change in fair value for equity securities	(8,917)	18,643
Loss on equity method investments	12,940	6,024
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(88,091)	31,990
Inventory	(269,707)	(159,445)
Contract assets	(23,807)	(386)
Prepaid expenses and other assets	9,178	(51,654)
Accounts payable, accrued expenses, and other liabilities	(720)	38,663
Deferred revenue and other contract liabilities	21,838	(55,605)
Net cash used in operating activities	(625,011)	(405,113)

Investing activities
Purchases of property, plant and equipment	(319,322)	(157,838)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(19,309)	(15,268)
Purchase of available-for-sale securities	-	(143,230)
Proceeds from sales of available-for-sale securities	-	475,676
Proceeds from maturities of available-for-sale securities	908,749	167,629
Purchase of equity securities	-	(4,990)
Proceeds from sales of equity securities	76,263
Net cash paid for acquisitions	-	(26,473)
Cash paid for non-consolidated entities and non-marketable equity securities	(40,894)	(30,139)
Net cash provided by investing activities	605,487	265,367

Financing activities
Payments of contingent consideration	(10,105)	(2,667)
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(2,954)	(2,660)
Proceeds from exercise of stock options	732	820
Principal payments on long-term debt	(5,407)	(36,089)
Proceeds from finance obligations	77,589	35,048
Principal repayments of finance obligations and finance leases	(34,211)	(25,168)
Net cash provided by (used in) financing activities	25,644	(30,716)
Effect of exchange rate changes on cash	(2,139)	(55)
Decrease in cash and cash equivalents	(111,212)	(225,318)
Increase in restricted cash	115,193	54,801
Cash, cash equivalents, and restricted cash beginning of period	1,549,344	3,132,194
Cash, cash equivalents, and restricted cash end of period	$1,553,325	$2,961,677

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $4.0 million	$20,101	$18,737

20